Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-259205

Pricing Supplement Dated January 20, 2022 To the Product Prospectus Supplement ERN-EI-1, the Prospectus Supplement and the Prospectus, Each Dated September 14, 2021	$1,000,000 Contingent Digital Return Barrier Notes Linked to the Lesser Performing of Three Equity Indices, Due February 24, 2023 Royal Bank of Canada

Royal Bank of Canada is offering Contingent Digital Return Barrier Notes (the “Notes”) linked to the lesser performing of three equity indices (each, a “Reference Asset” and collectively, the “Reference Assets”). The Notes are our senior unsecured obligations, and will have the terms described in the documents described above, as supplemented or modified by this pricing supplement.
Reference Assets	Initial Levels	Barrier Levels*
S&P 500® Index (“SPX”)	4,532.76	2,946.29, which is 65% of its Initial Level
Russell 2000® Index (“RTY”)	2,062.783	1,340.809, which is 65% of its Initial Level
EURO STOXX 50® Index (“SX5E”)	4,268.28	2,774.38, which is 65% of its Initial Level
* Rounded to three decimal places in the case of the RTY, and to two decimal places in the case of the SPX and the SX5E.
The Notes do not guarantee any return of principal at maturity. Any payments on the Notes are subject to our credit risk.
Investing in the Notes involves a number of risks. See “Selected Risk Considerations” beginning on page P-7 of this pricing supplement, “Additional Risk Factors Specific to the Notes” beginning on page PS-4 of the product prospectus supplement dated September 14, 2021, and “Risk Factors” on page S-2 of the prospectus supplement dated September 14, 2021.
The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. government agency or instrumentality. The Notes are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.
Issuer:	Royal Bank of Canada	Stock Exchange Listing:	None
Trade Date:	January 20, 2022	Principal Amount:	$1,000 per Note
Issue Date:	January 25, 2022	Maturity Date:	February 24, 2023
Valuation Date:	February 21, 2023	Contingent Digital Return:	7.40%
Initial Level:	For each Reference Asset, its closing level on January 19, 2022.
Final Level:	For each Reference Asset, its closing level on the Valuation Date.
Payment at Maturity (if held to maturity):
If the Final Level of the Lesser Performing Reference Asset is greater than or equal to its Barrier Level, the Notes provide a fixed return equal to the Principal Amount plus the Contingent Digital Return.
If the Final Level of the Lesser Performing Reference Asset is less than its Barrier Level, you will receive an amount at maturity that is proportionate to the decrease in that Reference Asset over the term of the Notes, and you may lose up to 100% of your initial investment.

Lesser Performing Reference Asset:	The Reference Asset which has the lowest Percentage Change.
Interest Payments:	None.
CUSIP/ISIN:	78016FCM4 / US78016FCM41
	Per Note	Total
Price to public(1)	100.00%	$1,000,000
Underwriting discounts and commissions(1)	0.65%	$6,500
Proceeds to Royal Bank of Canada	99.35%	$993,500
(1) JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC and their affiliates will act as placement agents for the Notes and will receive a fee from the Issuer of $6.50 per $1,000 in principal amount of the Notes. Certain fiduciary accounts purchasing the Notes will pay a purchase price of $993.50 per Note, and the placement agents will forgo any fees with respect to sales made to those accounts. The price to the public for all other purchases of the Notes is 100%.
The initial estimated value of the Notes as of the Trade Date was $977.52 per $1,000 in principal amount, which is less than the price to public. The actual value of the Notes at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount. We describe our determination of the initial estimated value in more detail below.

RBC Capital Markets, LLC

Contingent Digital Return Barrier Notes Linked to the Lesser Performing of Three Equity Indices
SUMMARY
The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the product prospectus supplement, the prospectus supplement, and the prospectus.

General:	This pricing supplement relates to an offering of Contingent Digital Return Barrier Notes (the “Notes”) linked to the lesser performing of the three equity indices set forth on the cover page.
Issuer:	Royal Bank of Canada (“Royal Bank”)
Trade Date (Pricing Date):	January 20, 2022
Issue Date:	January 25, 2022
Valuation Date:	February 21, 2023
Maturity Date:	February 24, 2023
Denominations:	Minimum denomination of $10,000, and integral multiples of $1,000 thereafter.
Initial Level:	For each Reference Asset, its closing level on January 19, 2022.
Final Level:	For each Reference Asset, its closing level on the Valuation Date.
Barrier Level:	For each Reference Asset, 65% of its Initial Level.
Barrier Percentage:	35%
Contingent Digital Return:	7.40% ($74 per $1,000 in principal amount of the Notes)
Payment at Maturity:
If the Final Level of the Lesser Performing Reference Asset is greater than or equal to its Barrier Level, then the investor will receive an amount equal to the principal amount plus the Contingent Digital Return, calculated as follows:
Principal Amount + (Principal Amount x Contingent Digital Return)
If the Percentage Change of the Lesser Performing Reference Asset is negative, and its Final Level has decreased by more than the Barrier Percentage (that is, the Percentage Change is less than -35.00%), then the investor will receive a cash payment equal to:
Principal Amount + (Principal Amount x Percentage Change of Lesser Performing Reference Asset)
In this case, you will lose all or a portion of the principal amount of the Notes.

Percentage Change:	With respect to each Reference Asset: Final Level – Initial Level Initial Level
Lesser Performing Reference Asset:	The Reference Asset which has the lowest Percentage Change.
Market Disruption Events:
If a market disruption event occurs on the Valuation Date as to a Reference Asset, the determination of its Final Level will be postponed as set forth in the product supplement. However, the determination of the Final Level of any Reference Asset that is not affected by that market disruption event will not be postponed.

Calculation Agent:	RBC Capital Markets, LLC (“RBCCM”)
U.S. Tax Treatment:
By purchasing a Note, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat the Note as a pre-paid cash-settled derivative contract in respect of the Reference Assets for U.S. federal income tax purposes.  However, the U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different from that described in the preceding sentence. Please see the section below, “Supplemental Discussion of U.S. Federal Income Tax Consequences,” and the discussion (including the opinion of Ashurst LLP, our special U.S. tax counsel) in the product prospectus supplement dated September 14, 2021 under “Supplemental Discussion of U.S. Federal Income Tax Consequences,” which apply to the Notes.

P-2	RBC Capital Markets, LLC

Contingent Digital Return Barrier Notes Linked to the Lesser Performing of Three Equity Indices
Secondary Market:
RBCCM (or one of its affiliates), though not obligated to do so, may maintain a secondary market in the Notes after the issue date. The amount that you may receive upon sale of your Notes prior to maturity may be less than the principal amount.

Listing:	The Notes will not be listed on any securities exchange.
Settlement:	DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under “Ownership and Book-Entry Issuance” in the prospectus dated September 14, 2021).
Terms Incorporated in the Master Note:
All of the terms appearing on the cover page and above the item captioned “Secondary Market” on pages P-2 and P-3 of this pricing supplement and the terms appearing under the caption “General Terms of the Notes” in the product prospectus supplement dated September 14, 2021, as modified by this pricing supplement.

P-3	RBC Capital Markets, LLC

Contingent Digital Return Barrier Notes Linked to the Lesser Performing of Three Equity Indices
ADDITIONAL TERMS OF YOUR NOTES
You should read this pricing supplement together with the prospectus dated September 14, 2021, as supplemented by the prospectus supplement dated September 14, 2021 and the product prospectus supplement dated September 14, 2021, relating to our Senior Global Medium-Term Notes, Series I, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this pricing supplement will control. The Notes vary from the terms described in the product prospectus supplement in several important ways. You should read this pricing supplement carefully.
This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement dated September 14, 2021 and “Additional Risk Factors Specific to the Notes” in the product prospectus supplement dated September 14, 2021, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the Securities and Exchange Commission (the “SEC”) website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
Prospectus dated September 14, 2021:
https://www.sec.gov/Archives/edgar/data/1000275/000121465921009470/rbc911212424b3.htm
Prospectus Supplement dated September 14, 2021:
https://www.sec.gov/Archives/edgar/data/1000275/000121465921009472/rbcsupp911210424b3.htm
Product Prospectus Supplement ERN-EI-1 dated September 14, 2021:
https://www.sec.gov/Archives/edgar/data/1000275/000114036121031150/brhc10028901_424b5.htm
Our Central Index Key, or CIK, on the SEC website is 1000275. As used in this pricing supplement, “we,” “us,” or “our” refers to Royal Bank of Canada.

P-4	RBC Capital Markets, LLC

Contingent Digital Return Barrier Notes Linked to the Lesser Performing of Three Equity Indices
HYPOTHETICAL EXAMPLES
The following table illustrates the hypothetical total return at maturity on the Notes.  The “total return,” as used in this pricing supplement, is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 in principal amount of the Notes to $1,000.  The hypothetical total returns and examples set forth below are based on a hypothetical Initial Level of 100.00 for each Reference Asset, a Barrier Level of 65.00, the Contingent Digital Return of 7.40%, and the hypothetical Final Levels of the Lesser Performing Reference Asset as set forth below.  The actual Initial Level and Barrier Level for each Reference Asset is set forth above, and the actual Final Level of each Reference Asset will be determined based on its closing level on the Valuation Date.
The hypothetical total returns and examples set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes.  The numbers appearing in the following table and examples have been rounded for ease of analysis.  The examples below do not take into account any tax consequences from investing in the Notes.
Final Level of Lesser Performing Reference Asset	Percentage Change	Payment at Maturity	Total Return on the Notes
150.00	50.00%	$1,074.00	7.40%
140.00	40.00%	$1,074.00	7.40%
130.00	30.00%	$1,074.00	7.40%
120.00	20.00%	$1,074.00	7.40%
110.00	10.00%	$1,074.00	7.40%
107.40	7.40%	$1,074.00	7.40%
105.00	5.00%	$1,074.00	7.40%
103.00	3.00%	$1,074.00	7.40%
101.00	1.00%	$1,074.00	7.40%
100.00	0.00%	$1,074.00	7.40%
90.00	-10.00%	$1,074.00	7.40%
80.00	-20.00%	$1,074.00	7.40%
70.00	-30.00%	$1,074.00	7.40%
65.00	-35.00%	$1,074.00	7.40%
60.00	-40.00%	$600.00	-40.00%
50.00	-50.00%	$500.00	-50.00%
40.00	-60.00%	$400.00	-60.00%
30.00	-70.00%	$300.00	-70.00%
20.00	-80.00%	$200.00	-80.00%
10.00	-90.00%	$100.00	-90.00%
0.00	-100.00%	$0.00	-100.00%

P-5	RBC Capital Markets, LLC

Contingent Digital Return Barrier Notes Linked to the Lesser Performing of Three Equity Indices
Hypothetical Examples of Amounts Payable at Maturity
The following examples illustrate how the total returns set forth in the table above are calculated.
Example 1: The level of the Lesser Performing Reference Asset increases from the Initial Level to a Final Level of 150.00, resulting in a Percentage Change of 50.00%.
Because the Final Level of the Lesser Performing Reference Asset is greater than or equal to its Barrier Level, the investor receives a payment at maturity of $1,074.00 per $1,000 in principal amount of the Notes, calculated as follows:
$1,000 + ($1,000 x 7.40%) = $1,074.00
In this case, the return on the Notes is less than the Percentage Change of the Lesser Performing Reference Asset.
Example 2: The level of the Lesser Performing Reference Asset decreases from the Initial Level to a Final Level of 95.00, resulting in a Percentage Change of -5.00%.
Because the Final Level is greater than or equal to its Barrier Level, the investor receives a payment at maturity of $1,074.00 per $1,000 in principal amount of the Notes, calculated as follows:
$1,000 + ($1,000 x 7.40%) = $1,074.00
In this case, the return on the Notes is positive, notwithstanding the decrease in the level of the Lesser Performing Reference Asset.
Example 3: The level of the Lesser Performing Reference Asset decreases from the Initial Level to a Final Level of 50.00, resulting in a Percentage Change of -50.00%.
Because the Final Level of the Lesser Performing Reference Asset is less than its Barrier Level, the investor receives a payment at maturity of $500.00 per $1,000 in principal amount of the Notes, calculated as follows:
$1,000 + ($1,000 x -50%) = $500.00
In this case, the amount of cash that will be paid on the Notes will be significantly less than the principal amount.

P-6	RBC Capital Markets, LLC

Contingent Digital Return Barrier Notes Linked to the Lesser Performing of Three Equity Indices
SELECTED RISK CONSIDERATIONS
An investment in the Notes involves significant risks.  Investing in the Notes is not equivalent to investing directly in the Reference Assets.  These risks are explained in more detail in the section “Additional Risk Factors Specific to the Notes” in the product prospectus supplement. In addition to the risks described in the prospectus supplement and the product prospectus supplement, you should consider the following:
Risks Relating to the Terms of the Notes
•
You May Lose All or a Substantial Portion of the Principal Amount at Maturity — Investors in the Notes could lose all or a substantial portion of their principal amount if there is a decline in the level of the Lesser Performing Reference Asset from its Initial Level to its Final Level of more than 35%. In such a case, you will lose 1% of the principal amount of your Notes for each 1% that the Final Level of the Lesser Performing Reference Asset is less than its Initial Level.

•
Your Potential Payment at Maturity Is Limited — The Notes will provide less opportunity to participate in increases in the level of any Reference Asset than an investment in a security linked to one or more of the Reference Assets providing full participation in the appreciation, because any positive return on the Notes will be fixed as the Contingent Digital Return.  Accordingly, your return on the Notes may be less than your return would be if you made an investment in a security directly linked to increases in one or more of the Reference Assets.

•
Your Redemption Amount Will Be Determined Solely by Reference to the Lesser Performing Reference Asset Even if the Other Reference Assets Perform Better — Your Redemption Amount will be determined solely by reference to the performance of the Lesser Performing Reference Asset. Even if the Final Levels of the other Reference Assets have increased compared to their Initial Levels, or have experienced a decrease that is less than that of the Lesser Performing Reference Asset, your return will only be determined by reference to the performance of the Lesser Performing Reference Asset, regardless of the performance of the other Reference Assets. The Notes are not linked to a weighted basket, in which the risk may be mitigated and diversified among each of the basket components. For example, in the case of notes linked to a weighted basket, the return would depend on the weighted aggregate performance of the basket components reflected as the basket return. As a result, the depreciation of one basket component could be mitigated by the appreciation of the other basket components, as scaled by the weighting of that basket component. However, in the case of the Notes, the individual performance of each of the Reference Assets would not be combined, and the depreciation of one Reference Asset would not be mitigated by any appreciation of the other Reference Assets. Instead your return will depend solely on the Final Level of the Lesser Performing Reference Asset.

•
The Notes Do Not Pay Interest and Your Return May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity — You will not receive any interest payments on the Notes as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity. The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments. The return on the Notes may be less than the return you would earn if you purchased one of our conventional senior interest bearing debt securities.

•
Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes — The Notes are our senior unsecured debt securities. As a result, your receipt of the Redemption Amount is dependent upon our ability to repay our obligations at that time. This will be the case even if the levels of the Reference Assets increase after the date that their Initial Levels were determined. No assurance can be given as to what our financial condition will be at the maturity of the Notes.

•	The Tax Treatment of the Notes Is Uncertain — Significant aspects of the tax treatment of an investment in the Notes are uncertain. You should consult your tax adviser about your tax situation.
Risks Relating to the Secondary Market for the Notes
•
There May Not Be an Active Trading Market for the Notes — Sales in the Secondary Market May Result in Significant Losses – There may be little or no secondary market for the Notes. The Notes will not be listed on any securities exchange. RBCCM and our other affiliates may make a market for the Notes; however, they are not required to do so. RBCCM or any of our other affiliates may stop any market-making activities at any time.  Even if

P-7	RBC Capital Markets, LLC

Contingent Digital Return Barrier Notes Linked to the Lesser Performing of Three Equity Indices
a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your Notes in any secondary market could be substantial.
•
Many Economic and Market Factors Will Impact the Value of the Notes — In addition to the levels of the Reference Assets on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Reference Assets;
•	the time to maturity of the Notes;
•	the dividend rate on the securities included in the Reference Assets;
•	interest and yield rates in the market generally;
•	the exchange rate between the U.S. dollar and the euro;
•	a variety of economic, financial, political, regulatory or judicial events; and
•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.
Risks Relating to the Estimated Value of the Notes
•
The Initial Estimated Value of the Notes Is Less than the Price to the Public — The initial estimated value that is set forth on the cover page of this pricing supplement does not represent a minimum price at which we, RBCCM or any of our affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time. If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the levels of the Reference Assets, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to the public of the underwriting discount and the estimated costs relating to our hedging of the Notes. These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways. Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the underwriting discount and the hedging costs relating to the Notes. In addition to bid-ask spreads, the value of the Notes determined by RBCCM for any secondary market price is expected to be based on the secondary rate rather than the internal funding rate used to price the Notes and determine the initial estimated value. As a result, the secondary price will be less than if the internal funding rate was used. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•
The Initial Estimated Value of the Notes on the Cover Page of this Pricing Supplement Is an Estimate Only, Calculated as of the Time the Terms of the Notes Were Set — The initial estimated value of the Notes is based on the value of our obligation to make the payments on the Notes, together with the mid-market value of the derivative embedded in the terms of the Notes. See “Structuring the Notes” below. Our estimate is based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the Notes. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities may value the Notes or similar securities at a price that is significantly different than we do.

The value of the Notes at any time after the Trade Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy. As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of your Notes.
Risks Relating to Conflicts of Interest and Our Trading Activities
•
We and Our Affiliates May Have Adverse Economic Interests to the Holders of the Notes — We, RBCCM and our other respective affiliates trade the securities represented by the Reference Assets, and other financial instruments related to the Reference Assets, on a regular basis, for their accounts and for other accounts under

P-8	RBC Capital Markets, LLC

Contingent Digital Return Barrier Notes Linked to the Lesser Performing of Three Equity Indices
our or their management. We, RBCCM and our other affiliates may also issue or underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments that relate to the Reference Assets. To the extent that we or any of our affiliates serves as issuer, agent or underwriter for such securities or financial instruments, our or their interests with respect to such products may be adverse to those of the holders of the Notes. Any of these trading activities could potentially affect the performance of the Reference Assets and, accordingly, could affect the value of the Notes, and the amounts, if any, payable on the Notes.
We or our affiliates may currently or from time to time engage in business with the issuers of the securities represented by the Reference Assets, including extending loans to, or making equity investments in, or providing advisory services to them, including merger and acquisition advisory services. In the course of this business, we or our affiliates may acquire non-public information about these companies, and we will not disclose any such information to you. None of us or our affiliates makes any representation or warranty to any purchaser of the Notes with respect to any matters whatsoever relating to our business with the issuer of any security included in the Reference Assets or future price movements of any such security.
Additionally, we or our affiliates may serve as issuer, agent or underwriter for additional issuances of securities with returns linked or related to changes in the levels of the Reference Assets. By introducing competing products into the marketplace in this manner, we could adversely affect the value of the Notes.
We may hedge our obligations under the Notes through certain affiliates, who would expect to make a profit on such hedge. We or our affiliates may adjust these hedges by, among other things, purchasing or selling those assets at any time, including around the time of the Valuation Date, which could have an impact on the return of the Notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates' control, such hedging may result in a profit that is more or less than expected, or it may result in a loss.
•
We May Issue Research That Is Inconsistent with an Investment in the Notes — We or our affiliates may issue research reports on securities that are, or may become, components of the Reference Assets. We may also publish research from time to time on financial markets and other matters that may influence the levels of the Reference Assets or the value of the Notes, or express opinions or provide recommendations that may be inconsistent with the purchasing or holding the Notes or with the investment view implicit in the Notes or the Reference Assets. You should make your own independent investigation of the merits of investing in the Notes and the Reference Assets.

Risks Relating to the Reference Assets
•
An Investment in the Notes Is Subject to Risks Associated in Investing in Stocks With a Small Market Capitalization — The RTY consists of stocks issued by companies with relatively small market capitalizations.  These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies. As a result, the level of the RTY may be more volatile than that of a market measure that does not track solely small-capitalization stocks. Stock prices of small-capitalization companies are also generally more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded, and be less attractive to many investors if they do not pay dividends. In addition, small capitalization companies are often less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of those individuals.  Small capitalization companies tend to have lower revenues, less diverse product lines, smaller shares of their target markets, fewer financial resources and fewer competitive strengths than large-capitalization companies. These companies may also be more susceptible to adverse developments related to their products or services.

•
An Investment in the Notes Is Subject to Risks Relating to Non-U.S. Securities Markets — Because foreign companies or foreign equity securities included in the SX5E are publicly traded in the applicable foreign countries and are denominated in euros, an investment in the Notes involves particular risks. For example, the non-U.S. securities markets may be more volatile than the U.S. securities markets, and market developments may affect these markets differently from the U.S. or other securities markets. Direct or indirect government intervention to stabilize the securities markets outside the U.S., as well as cross-shareholdings in certain companies, may affect trading prices and trading volumes in those markets. Also, the public availability of information concerning the foreign issuers may vary depending on their home jurisdiction and the reporting requirements imposed by their

P-9	RBC Capital Markets, LLC

Contingent Digital Return Barrier Notes Linked to the Lesser Performing of Three Equity Indices
respective regulators. In addition, the foreign issuers may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.
•
The Payments on the Notes Will Not Be Adjusted for Changes in Exchange Rates Relative to the U.S. Dollar Even Though the Securities Comprising the SX5E Are Traded in Euros and the Notes Are Denominated in U.S. Dollars — Although the equity securities comprising the SX5E are traded in euros, and the Notes are denominated in U.S. dollars, the amount payable on the Notes at maturity, if any, will not be adjusted for changes in the exchange rate between the U.S. dollar and the euro. Changes in exchange rates, however, may also reflect changes in the applicable non-U.S. economies that in turn may affect the level of the SX5E, and therefore the Notes. The amount we pay in respect of the Notes on the maturity date, if any, will be determined solely in accordance with the procedures described in this document.

•
You Will Not Have Any Rights to the Securities Included in the Reference Assets — As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities included in the Reference Asset would have. The Final Level will not reflect any dividends paid on the securities included in the Reference Asset, and accordingly, any positive return on the Notes may be less than the potential positive return on those securities.

•
The Payments on the Notes Are Subject to Postponement Due to Market Disruption Events and Adjustments — The Redemption Amount and the Valuation Date are subject to adjustment as to each Reference Asset as described in the product prospectus supplement.  For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes—Market Disruption Events” in the product prospectus supplement.

P-10	RBC Capital Markets, LLC

Contingent Digital Return Barrier Notes Linked to the Lesser Performing of Three Equity Indices
INFORMATION REGARDING THE REFERENCE ASSETS
All disclosures contained in this document regarding the Reference Assets, including, without limitation, their make-up, method of calculation, and changes in their components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, the applicable index sponsor.  Each of these sponsors has no obligation to continue to publish, and may discontinue publication of, the applicable Reference Asset. The consequences of an index sponsor discontinuing publication of a Reference Asset are discussed in the section of the product prospectus supplement entitled “General Terms of the Notes—Unavailability of the Level of the Reference Asset.” Neither we nor RBCCM accepts any responsibility for the calculation, maintenance or publication of any Reference Asset or any successor index.

The SPX
The SPX is intended to provide an indication of the pattern of price movements among U.S. large capitalization stocks. The calculation of the level of the SPX is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.
S&P calculates the SPX by reference to the prices of the constituent stocks of the SPX without taking account of the value of dividends paid on those stocks. As a result, the return on the Notes will not reflect the return you would realize if you actually owned the SPX constituent stocks and received the dividends paid on those stocks.
Effective with the September 2015 rebalance, consolidated share class lines will no longer be included in the SPX. Each share class line will be subject to public float and liquidity criteria individually, but the company’s total market capitalization will be used to evaluate each share class line. This may result in one listed share class line of a company being included in the SPX while a second listed share class line of the same company is excluded.
Computation of the SPX
While S&P currently employs the following methodology to calculate the SPX, no assurance can be given that S&P will not modify or change this methodology in a manner that may affect the payments on the Notes.
Historically, the market value of any component stock of the SPX was calculated as the product of the market price per share and the number of then outstanding shares of such component stock. In March 2005, S&P began shifting the SPX halfway from a market capitalization weighted formula to a float-adjusted formula, before moving the SPX to full float adjustment on September 16, 2005. S&P’s criteria for selecting stocks for the SPX did not change with the shift to float adjustment. However, the adjustment affects each company’s weight in the SPX.
Under float adjustment, the share counts used in calculating the SPX reflect only those shares that are available to investors, not all of a company’s outstanding shares. Float adjustment excludes shares that are closely held by control groups, other publicly traded companies or government agencies.
In September 2012, all shareholdings representing more than 5% of a stock’s outstanding shares, other than holdings by “block owners,” were removed from the float for purposes of calculating the SPX. Generally, these “control holders” will include officers and directors, private equity, venture capital and special equity firms, other publicly traded companies that hold shares for control, strategic partners, holders of restricted shares, ESOPs, employee and family trusts, foundations associated with the company, holders of unlisted share classes of stock, government entities at all levels (other than government retirement/pension funds) and any individual person who controls a 5% or greater stake in a company as reported in regulatory filings. However, holdings by block owners, such as depositary banks, pension funds, mutual funds and ETF providers, 401(k) plans of the company, government retirement/pension funds, investment funds of insurance companies, asset managers and investment funds, independent foundations and savings and investment plans, will ordinarily be considered part of the float.
Treasury stock, stock options equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. Shares held in a trust to allow investors in countries outside the country of domicile, such as depositary shares and Canadian exchangeable shares are normally part of the float unless those shares form a control block.
For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares by the total shares outstanding. Available float shares are defined as the total shares outstanding less shares held by control holders. This calculation is subject to a 5% minimum threshold for control blocks. For example, if a company’s officers and directors hold 3% of the company’s shares, and no other control group holds 5% of the company’s shares, S&P would assign that company an IWF of 1.00, as no control group meets the 5% threshold. However, if a company’s officers and directors hold 3% of the company’s shares and another control group holds 20% of the company’s shares, S&P would assign an IWF of 0.77, reflecting the fact that 23% of the company’s outstanding shares are considered to be held for control. As of July 31, 2017, companies with multiple share class lines are no longer eligible for inclusion in the Reference Asset. Constituents of the Reference Asset prior to July 31, 2017 with multiple share class lines were grandfathered in and continue to

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be included in the Reference Asset. If a constituent company of the Reference Asset reorganizes into a multiple share class line structure, that company will remain in the Reference Asset at the discretion of the S&P Index Committee in order to minimize turnover.
The SPX is calculated using a base-weighted aggregate methodology. The level of the SPX reflects the total market value of all 500 component stocks relative to the base period of the years 1941 through 1943. An indexed number is used to represent the results of this calculation in order to make the level easier to use and track over time. The actual total market value of the component stocks during the base period of the years 1941 through 1943 has been set to an indexed level of 10. This is often indicated by the notation 1941-43 = 10. In practice, the daily calculation of the SPX is computed by dividing the total market value of the component stocks by the “index divisor.” By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the SPX, it serves as a link to the original base period level of the SPX. The index divisor keeps the SPX comparable over time and is the manipulation point for all adjustments to the SPX, which is index maintenance.
Index Maintenance
Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructuring or spinoffs. Some corporate actions, such as stock splits and stock dividends, require changes in the common shares outstanding and the stock prices of the companies in the SPX, and do not require index divisor adjustments.
To prevent the level of the SPX from changing due to corporate actions, corporate actions which affect the total market value of the SPX require an index divisor adjustment. By adjusting the index divisor for the change in market value, the level of the SPX remains constant and does not reflect the corporate actions of individual companies in the SPX. Index divisor adjustments are made after the close of trading and after the calculation of the SPX closing level.
Changes in a company’s total shares outstanding of 5% or more due to public offerings are made as soon as reasonably possible. Other changes of 5% or more (for example, due to tender offers, Dutch auctions, voluntary exchange offers, company stock repurchases, private placements, acquisitions of private companies or non-index companies that do not trade on a major exchange, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participations, at-the-market stock offerings or other recapitalizations) are made weekly, and are generally announced on Fridays for implementation after the close of trading the following Friday (one week later). If a 5% or more share change causes a company’s IWF to change by five percentage points or more, the IWF is updated at the same time as the share change. IWF changes resulting from partial tender offers are considered on a case-by-case basis.
License Agreement
S&P® is a registered trademark of Standard & Poor’s Financial Services LLC (“S&P”) and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”).  These trademarks have been licensed for use by S&P Dow Jones Indices LLC. “Standard & Poor’s®”, “S&P 500®” and “S&P®” are trademarks of S&P. These trademarks have been sublicensed for certain purposes by us. The SPX is a product of S&P Dow Jones Indices LLC and/or its affiliates and has been licensed for use by us.
The Notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P or any of their respective affiliates (collectively, “S&P Dow Jones Indices”).  S&P Dow Jones Indices make no representation or warranty, express or implied, to the holders of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the SPX to track general market performance.  S&P Dow Jones Indices’ only relationship to us with respect to the SPX is the licensing of the SPX and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its third party licensors.  The SPX is determined, composed and calculated by S&P Dow Jones Indices without regard to us or the Notes.  S&P Dow Jones Indices have no obligation to take our needs or the needs of holders of the Notes into consideration in determining, composing or calculating the SPX.  S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices, and amount of the Notes or the timing of the issuance or sale of the Notes or in the determination or calculation of the equation by which the Notes are to be converted into cash. S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the Notes. There is no assurance that investment products based on the SPX will accurately track index performance or provide positive investment returns.  S&P Dow Jones Indices LLC and its subsidiaries are not investment advisors. Inclusion of a security or futures contract within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security or futures contract, nor is it considered to be investment advice.  Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the Notes currently being issued by us, but which may be similar to and competitive with the Notes.  In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the SPX.  It is possible that this trading activity will affect the value of the Notes.
S&P DOW JONES INDICES DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE SPX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES,

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OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY US, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE SPX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND US, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.
Russell 2000® Index (“RTY”)
The RTY was developed by Russell Investments (“Russell”) before FTSE International Limited and Russell combined in 2015 to create FTSE Russell, which is wholly owned by London Stock Exchange Group.  Russell began dissemination of the RTY (Bloomberg L.P. index symbol “RTY”) on January 1, 1984.  FTSE Russell calculates and publishes the RTY.  The RTY was set to 135 as of the close of business on December 31, 1986. The RTY is designed to track the performance of the small capitalization segment of the U.S. equity market.  As a subset of the Russell 3000® Index, the RTY consists of the smallest 2,000 companies included in the Russell 3000® Index.  The Russell 3000® Index measures the performance of the largest 3,000 U.S. companies, representing approximately 98% of the investable U.S. equity market.  The RTY is determined, comprised, and calculated by FTSE Russell without regard to the Notes.
Selection of Stocks Underlying the RTY
All companies eligible for inclusion in the RTY must be classified as a U.S. company under FTSE Russell’s country-assignment methodology.  If a company is incorporated, has a stated headquarters location, and trades in the same country (American Depositary Receipts and American Depositary Shares are not eligible), then the company is assigned to its country of incorporation.  If any of the three factors are not the same, FTSE Russell defines three Home Country Indicators (“HCIs”): country of incorporation, country of headquarters, and country of the most liquid exchange (as defined by a two-year average daily dollar trading volume) (“ADDTV”) from all exchanges within a country.  Using the HCIs, FTSE Russell compares the primary location of the company’s assets with the three HCIs.  If the primary location of its assets matches any of the HCIs, then the company is assigned to the primary location of its assets.  If there is insufficient information to determine the country in which the company’s assets are primarily located, FTSE Russell will use the primary country from which the company’s revenues are primarily derived for the comparison with the three HCIs in a similar manner.  FTSE Russell uses the average of two years of assets or revenues data to reduce potential turnover.  If conclusive country details cannot be derived from assets or revenues data, FTSE Russell will assign the company to the country of its headquarters, which is defined as the address of the company’s principal executive offices, unless that country is a Benefit Driven Incorporation “BDI” country, in which case the company will be assigned to the country of its most liquid stock exchange.  BDI countries include: Anguilla, Antigua and Barbuda, Aruba, Bahamas, Barbados, Belize, Bermuda, Bonaire, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Curacao, Faroe Islands, Gibraltar, Guernsey, Isle of Man, Jersey, Liberia, Marshall Islands, Panama, Saba, Sint Eustatius, Sint Maarten, and Turks and Caicos Islands.  For any companies incorporated or headquartered in a U.S. territory, including countries such as Puerto Rico, Guam, and U.S. Virgin Islands, a U.S. HCI is assigned.  “N-shares” of companies controlled by individuals or entities in mainland China are not eligible for inclusion.
All securities eligible for inclusion in the RTY must trade on a major U.S. exchange.  Stocks must have a closing price at or above $1.00 on their primary exchange on the last trading day in May to be eligible for inclusion during annual reconstitution.  However, in order to reduce unnecessary turnover, if an existing member’s closing price is less than $1.00 on the last day of May, it will be considered eligible if the average of the daily closing prices (from its primary exchange) during the month of May is equal to or greater than $1.00. Initial public offerings are added each quarter and must have a closing price at or above $1.00 on the last day of their eligibility period in order to qualify for index inclusion.  If an existing stock does not trade on the “rank day” (typically the last trading day in May, but a confirmed timetable is announced each spring), but does have a closing price at or above $1.00 on another eligible U.S. exchange, that stock will be eligible for inclusion.
An important criterion used to determine the list of securities eligible for the RTY is total market capitalization, which is defined as the market price as of the rank day in May for those securities being considered at annual reconstitution times the total number of shares outstanding.  Where applicable, common stock, non-restricted exchangeable shares and partnership units/membership interests are used to determine market capitalization.  Any other form of shares such as preferred stock, convertible preferred stock, redeemable shares, participating preferred stock, warrants, rights, installment receipts or trust receipts, are excluded from the calculation.  If multiple share classes of common stock exist, they are combined to determine total shares outstanding. In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately. If multiple share classes exist, the pricing vehicle will be designated as the share class with the highest two-year trading volume as of the rank day in May.
Companies with a total market capitalization of less than $30 million are not eligible for the RTY.  Similarly, companies with only 5% or less of their shares available in the marketplace are not eligible for the RTY. Royalty trusts, limited liability companies, closed-end investment companies (companies that are required to report Acquired Fund Fees and Expenses, as defined by the SEC, including business development companies), blank check companies, special purpose acquisition companies, and limited partnerships are also

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ineligible for inclusion. Exchange traded funds and mutual funds are also excluded. Bulletin board, pink sheets, and over-the-counter (“OTC”) traded securities are not eligible for inclusion.
Annual reconstitution is a process by which the RTY is completely rebuilt.  Based on closing levels of the company’s common stock on its primary exchange on the rank day of May of each year, FTSE Russell reconstitutes the composition of the RTY using the then existing market capitalizations of eligible companies.  Reconstitution of the RTY occurs on the last Friday in June or, when the last Friday in June is the 29th or 30th, reconstitution occurs on the prior Friday.  In addition, FTSE Russell adds initial public offerings to the RTY on a quarterly basis based on total market capitalization ranking within the market-adjusted capitalization breaks established during the most recent reconstitution.
After membership is determined, a security’s shares are adjusted to include only those shares available to the public.  This is often referred to as “free float.” The purpose of the adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investable opportunity set.
License Agreement
FTSE Russell and Royal Bank have entered into a non-exclusive license agreement providing for the license to Royal Bank, and certain of its affiliates, in exchange for a fee, of the right to use indices owned and published by FTSE Russell in connection with some securities, including the Notes.
FTSE Russell does not guarantee the accuracy and/or the completeness of the RTY or any data included in the RTY and has no liability for any errors, omissions, or interruptions in the RTY. FTSE Russell makes no warranty, express or implied, as to results to be obtained by the calculation agent, holders of the Notes, or any other person or entity from the use of the RTY or any data included in the RTY in connection with the rights licensed under the license agreement described in this document or for any other use. FTSE Russell makes no express or implied warranties, and hereby expressly disclaims all warranties of merchantability or fitness for a particular purpose with respect to the RTY or any data included in the RTY. Without limiting any of the above information, in no event will FTSE Russell have any liability for any special, punitive, indirect or consequential damages, including lost profits, even if notified of the possibility of these damages.
The Notes are not sponsored, endorsed, sold or promoted by FTSE Russell. FTSE Russell makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the RTY to track general stock market performance or a segment of the same. FTSE Russell’s publication of the RTY in no way suggests or implies an opinion by FTSE Russell as to the advisability of investment in any or all of the stocks upon which the RTY is based. FTSE Russell's only relationship to Royal Bank is the licensing of certain trademarks and trade names of FTSE Russell and of the RTY, which is determined, composed and calculated by FTSE Russell without regard to Royal Bank or the Notes. FTSE Russell is not responsible for and has not reviewed the Notes nor any associated literature or publications and FTSE Russell makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. FTSE Russell reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the RTY. FTSE Russell has no obligation or liability in connection with the administration, marketing or trading of the Notes.
“Russell 2000®” and “Russell 3000®” are registered trademarks of FTSE Russell in the U.S. and other countries.
EURO STOXX 50® Index (“SX5E”)
The SX5E was created by STOXX Limited, a subsidiary of Deutsche Börse AG. Publication of the SX5E in February 1998, based on an initial index level of 1,000 at December 31, 1991.
Composition and Maintenance
The SX5E is composed of 50 component stocks of market sector leaders from within the 20 EURO STOXX® Supersector indices, which represent the Eurozone portion of the STOXX Europe 600® Supersector indices.
The composition of the SX5E is reviewed annually, based on the closing stock data on the last trading day in August. The component stocks are announced on the first trading day in September. Changes to the component stocks are implemented on the third Friday in September and are effective the following trading day. Changes in the composition of the SX5E are made to ensure that the SX5E includes the 50 market sector leaders from within the Eurozone.
The free float factors for each component stock used to calculate this Reference Asset, as described below, are reviewed, calculated, and implemented on a quarterly basis and are fixed until the next quarterly review.
The SX5E is also reviewed on an ongoing monthly basis. Corporate actions (including initial public offerings, mergers and takeovers, spin-offs, delistings, and bankruptcy) that affect the SX5E composition are announced immediately, implemented two trading days later and become effective on the next trading day after implementation.

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Calculation of the SX5E
The SX5E is calculated with the “Laspeyres formula,” which measures the aggregate price changes in the component stocks against a fixed base quantity weight. The formula for calculating the SX5E value can be expressed as follows:
SX5E =	Free float market capitalization of the SX5E
Divisor
The “free float market capitalization of the SX5E” is equal to the sum of the products of the price, the number of shares, the free float factor and the weighting cap factor for each component stock as of the time the SX5E is being calculated.
The SX5E is also subject to a divisor, which is adjusted to maintain the continuity of the SX5E values across changes due to corporate actions, such as the deletion and addition of stocks, the substitution of stocks, stock dividends, and stock splits.

License Agreement
We have entered into a non-exclusive license agreement with STOXX providing for the license to us and certain of our affiliated or subsidiary companies, in exchange for a fee, of the right to use indices owned and published by STOXX (including the SX5E) in connection with certain securities, including the Notes offered hereby.
The license agreement between us and STOXX requires that the following language be stated in this document:
STOXX has no relationship to us, other than the licensing of the SX5E and the related trademarks for use in connection with the Notes. STOXX does not:
•	sponsor, endorse, sell, or promote the Notes;
•	recommend that any person invest in the Notes offered hereby or any other securities;
•	have any responsibility or liability for or make any decisions about the timing, amount, or pricing of the Notes;
•	have any responsibility or liability for the administration, management, or marketing of the Notes; or
•	consider the needs of the Notes or the holders of the Notes in determining, composing, or calculating the SX5E, or have any obligation to do so.
STOXX will not have any liability in connection with the Notes. Specifically:
•	STOXX does not make any warranty, express or implied, and disclaims any and all warranty concerning:
•	the results to be obtained by the Notes, the holders of the Notes or any other person in connection with the use of the SX5E and the data included in the SX5E;
•	the accuracy or completeness of the SX5E and its data;
•	the merchantability and the fitness for a particular purpose or use of the SX5E and its data;
•	STOXX will have no liability for any errors, omissions, or interruptions in the SX5E or its data; and
•	Under no circumstances will STOXX be liable for any lost profits or indirect, punitive, special, or consequential damages or losses, even if STOXX knows that they might occur.
The licensing agreement between us and STOXX is solely for their benefit and our benefit, and not for the benefit of the holders of the Notes or any other third parties.

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HISTORICAL INFORMATION
We obtained the information regarding the historical performance of the Reference Assets in the graphs below from Bloomberg Financial Markets.
We have not independently investigated the accuracy or completeness of the information obtained from Bloomberg Financial Markets.  The historical performance of the Reference Assets should not be taken as an indication of their future performance, and no assurance can be given as to the Final Level of any Reference Asset.  We cannot give you assurance that the performance of any of the Reference Assets will not result in the loss of all or a portion of your investment in the Notes.

Historical Information for the SPX

The graph below illustrates the performance of this Reference Asset from January 1, 2017 to January 19, 2022. The closing level of this Reference Asset on January 19, 2022 was 4,532.76. The red line represents its Barrier Level of 2,946.29, which is equal to 65% of its closing level on January 19, 2022, rounded to two decimal places.

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Historical Information for the RTY

The graph below illustrates the performance of this Reference Asset from January 1, 2017 to January 19, 2022. The closing level of this Reference Asset on January 19, 2022 was 2,062.783. The red line represents its Barrier Level of 1,340.809, which is equal to 65% of its closing level on January 19, 2022, rounded to three decimal places.

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Historical Information for the SX5E
The graph below illustrates the performance of this Reference Asset from January 1, 2017 to January 19, 2022. The closing level of this Reference Asset on January 19, 2022 was 4,268.28. The red line represents its Barrier Level of 2,774.38, which is equal to 65% of its closing level on January 19, 2022, rounded to two decimal places.

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U.S. FEDERAL INCOME TAX CONSEQUENCES
The following disclosure supplements, and to the extent inconsistent, supersedes, the discussion in the product prospectus supplement dated September 14, 2021 under “Supplemental Discussion of U.S. Federal Income Tax Consequences.”
In the opinion of our special U.S. tax counsel, Ashurst LLP, it would generally be reasonable to treat a Note with terms described herein as a pre-paid cash-settled derivative contract in respect of the Reference Assets for U.S. federal income tax purposes, and the terms of the Notes require a holder (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the Notes for all tax purposes in accordance with such characterization.  However, the U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service (the “IRS”) could assert that the Notes should be taxed in a manner that is different from that described in the preceding sentence.
Under Section 871(m) of the Code, a “dividend equivalent” payment is treated as a dividend from sources within the United States. Such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference, directly or indirectly, an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, the IRS has issued guidance that states that the U.S. Treasury Department and the IRS intend to amend the effective dates of the U.S. Treasury Department regulations to provide that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2023. Based on our determination that the Notes are not delta-one instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Reference Assets or the Notes (for example, upon a Reference Asset rebalancing), and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of a Reference Asset or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable withholding agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

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SUPPLEMENTAL PLAN OF DISTRIBUTION
JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC and its affiliates will act as placement agents for the Notes and will receive a fee from the Issuer of $6.50 per $1,000 in principal amount of the Notes, but will forgo any fees for sales to certain fiduciary accounts. We or one of our affiliates will also pay an expected fee to a broker-dealer that is unaffiliated with us for providing certain electronic platform services with respect to this offering.
Delivery of the Notes will be made against payment for the Notes on January 25, 2022, which is more than two business days following the Trade Date. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on any date prior to two business days before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.
In addition, RBCCM or another of its affiliates or agents may use this document in market-making transactions after the initial sale of the Notes, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.
The value of the Notes shown on your account statement will be based on RBCCM’s estimate of the value of the Notes if RBCCM or another of our affiliates were to make a market in the Notes (which it is not obligated to do). That estimate will be based upon the price that RBCCM may pay for the Notes in light of then prevailing market conditions, our creditworthiness and transaction costs. For a period of approximately 6 months after the issue date of the Notes, the price shown on your account statement may initially be higher than RBCCM’s estimated value of the Notes. This is because the estimated value of the Notes will reflect the reduction of the underwriting discount and our hedging costs and profits; however, the value of the Notes shown on your account statement during that period is expected to be a higher amount, reflecting the amortization of RBCCM's underwriting discount and our estimated profit from hedging the Notes. After this period, if RBCCM repurchases your Notes, it expects to do so at prices that reflect its estimated value.

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STRUCTURING THE NOTES
The Notes are our debt securities, the return on which is linked to the performance of the Reference Assets. As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness at the time of pricing. In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these Notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity. Using this relatively lower implied borrowing rate, rather than the secondary market rate, is a factor that reduced the initial estimated value of the Notes at the time their terms were set. Unlike the estimated value that is set forth on the cover page of this pricing supplement, any value of the Notes determined for purposes of a secondary market transaction may be based on a different funding rate, which may result in a lower value for the Notes than if our initial internal funding rate were used.
In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries. The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Reference Assets, and the tenor of the Notes. The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.
The lower implied borrowing rate is a factor that reduced the economic terms of the Notes to you. The initial offering price of the Notes also reflects the underwriting commission and our estimated hedging costs. These factors resulted in the initial estimated value for the Notes on the Trade Date being less than their public offering price. See “Selected Risk Considerations—The Initial Estimated Value of the Notes Is Less than the Price to the Public” above.

VALIDITY OF THE NOTES
In the opinion of Norton Rose Fulbright Canada LLP, the issue and sale of the Notes has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the Notes have been duly executed, authenticated and issued in accordance with the Indenture and delivered against payment therefor, the Notes will be validly issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario or Québec, or the laws of Canada applicable therein, will be valid obligations of the Bank, subject to equitable remedies which may only be granted at the discretion of a court of competent authority, subject to applicable bankruptcy, to rights to indemnity and contribution under the Notes or the Indenture which may be limited by applicable law, to insolvency and other laws of general application affecting creditors’ rights, to limitations under applicable limitations statutes, and to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada). This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Québec and the federal laws of Canada applicable thereto. In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated September 14, 2021, which has been filed as Exhibit 5.3 to Royal Bank’s Form 6-K filed with the SEC dated September 14, 2021.
In the opinion of Ashurst LLP, when the Notes have been duly completed in accordance with the Indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the Notes will be valid, binding and enforceable obligations of the Bank, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and subject to general principles of equity, public policy considerations and the discretion of the court before which any suit or proceeding may be brought. This opinion is given as of the date hereof and is limited to the laws of the State of New York. This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated September 14, 2021, which has been filed as Exhibit 5.4 to the Bank’s Form 6-K dated September 14, 2021.

P-21	RBC Capital Markets, LLC